Exhibit 23.2

Consent of Independent Accounting Firm

Fort Orange Financial Corp. and Subsidiaries
Albany, New York

We hereby consent to the use in the Joint Proxy Statement/Prospectus of Chemung Financial Corporation constituting a part of this Registration Statement on Form S-4 of our report dated February 27, 2010, relating to the consolidated financial statements of Fort Orange Financial Corp. and Subsidiaries as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 which is contained in that Joint Proxy Statement/Prospectus.

We also consent to the reference to us under the caption “Experts” in the Joint Proxy Statement/Prospectus.

/s/ ParenteBeard LLC
Syracuse, New York

December 30, 2010